Exhibit 99.6

Consent of Proposed Director

I, Jon Olsen, hereby consent to the following:

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to serve as a director of Firefly Neuroscience, Inc. if the transactions contemplated by the Agreement and Plan of Merger, dated November 15, 2023, by and among WaveDancer Inc., FFN Merger Sub, Inc. and Firefly Neuroscience, Inc. are consummated, including the merger of FFN Merger Sub, Inc. with and into Firefly Neuroscience, Inc., with Firefly Neuroscience, Inc. becoming a wholly owned subsidiary of WaveDancer, Inc., who will continue as the surviving corporation under the name Firefly Neuroscience, Inc. (the “Merger”);

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to be named as a proposed director of Firefly Neuroscience, Inc. in the Registration Statement on Form S-4, including the joint proxy and consent solicitation statement/prospectus, to be filed by Firefly Neuroscience, Inc. in connection with the Merger, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and

●	to the filing of this consent as an exhibit to the Registration Statement.

/s/ Jon Olsen	Date:	January 22, 2024
Jon Olsen